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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-191)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EXPLANATORY NOTE

THIS DEFINITIVE PROXY STATEMENT IS AMENDED TO REVISE: (1) THE DATE OF OUR ANNUAL MEETING OF STOCKHOLDERS TO AUGUST 21, 2008; (2) THE DATE OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO JUNE 30, 2008; (3) THE DATE ON WHICH WE EXPECT TO MAIL THE PROXY STATEMENT TO JUNE 30, 2008; (4) THE RECORD DATE TO JUNE 24, 2008; AND (5) THE DEADLINE FOR VOTING BY PROXY, AS DESCRIBED IN MORE DETAIL IN THE PROXY STATEMENT, TO AUGUST 20, 2008.

ASPEN TECHNOLOGY, INC.
200 Wheeler Road
Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        We invite you to attend our annual meeting of stockholders, which is being held as follows:

Date:	Thursday, August 21, 2008
Time:	10 a.m., local time
Location:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109

        At the annual meeting, we will ask you and our other stockholders to:

  1.
  elect three Class II directors to three-year terms;

  2.
  ratify the selection of KPMG LLP as our independent registered public accounting firm for 2008; and

  3.
  consider and act upon any other business properly presented at the annual meeting.

        You may vote on these matters in person or by proxy. Whether or not you plan to attend the annual meeting, we ask that you please vote your shares as soon as possible on the Internet, by telephone or by completing and returning the enclosed proxy card in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the annual meeting in accordance with your wishes. If you attend the annual meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on June 24, 2008 may vote at the annual meeting.

        The annual meeting on August 21, 2008 is being held in lieu of our 2007 Annual Meeting of Stockholders. We currently expect that our 2008 Annual Meeting of Stockholders will be held in December 2008.

                      By order of the board of directors,

                      Frederic G. Hammond
                       Secretary

Burlington, Massachusetts
June 30, 2008

PROXY STATEMENT
FOR
ASPEN TECHNOLOGY, INC.
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

This Proxy Statement

        We have sent you this proxy statement and the enclosed proxy card because the board of directors is soliciting your proxy to vote at our annual meeting of stockholders, which we refer to in this proxy statement as the annual meeting, or any adjournment or postponement of the annual meeting. The annual meeting will be held at 10 a.m., local time, on Thursday, August 21, 2008, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

  •
  THIS PROXY STATEMENT summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote.

  •
  THE PROXY CARD is the means by which you authorize designated persons to vote your shares in accordance with your instructions.

        Our directors, officers and employees may solicit proxies in person or by mail, telephone, facsimile or electronic mail. We will pay the cost of soliciting these proxies. We expect that the expense of any solicitation will be nominal. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares. We have not retained the services of any proxy solicitation firm to assist us in this solicitation.

        We mailed this proxy statement and the enclosed proxy card to stockholders for the first time on or about June 30, 2008. In the mailing, we included copies of our 2007 Annual Report to Stockholders.

How to Vote

        At the annual meeting, you will be entitled to one vote for each share of common stock registered in your name at the close of business on June 24, 2008. The proxy card states the number of shares you will be entitled to vote at the annual meeting.

        You may vote your shares at the annual meeting in person or by proxy. To vote by proxy, you must select one of the following options:

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  Complete the enclosed proxy card:

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  Complete all of the required information on the proxy card.

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  Date and sign the proxy card.

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  Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card not later than August 20, 2008, the day before the annual meeting, for your proxy to be valid and for your vote to count.

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  If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

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  Vote by telephone (telephone voting instructions are printed on the proxy card):

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  Call the toll-free voting telephone number: 1-800-690-6903.

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  Have the proxy card in hand.

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  Follow and comply with the recorded instructions before the deadline of 11:59 p.m., Eastern Daylight Time, on August 20, 2008.

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  If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

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  Vote on the Internet (Internet voting instructions are printed on the proxy card):

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  Access http://www.proxyvote.com.

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  Have the proxy card in hand.

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  Follow the instructions provided on the site.

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  Submit the electronic proxy before the deadline of 11:59 p.m., Eastern Daylight Time, on August 20, 2008.

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  If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

        Telephone and Internet voting ends at 11:59 p.m., Eastern Daylight Time, on August 20, 2008. If you vote in a timely manner by the Internet or telephone, you do not have to return your proxy card for your vote to count. Please be aware that if you vote on the Internet, you may incur costs such as normal telephone and Internet access charges for which you will be responsible.

        The Internet and telephone voting procedures appear on the enclosed proxy card. You may also log on to change your vote or to confirm that your vote has been properly recorded before the deadline.

        Whether or not you expect to be present in person at the annual meeting, you are requested to complete, sign, date and return the enclosed form of proxy or to vote by telephone or Internet. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the meeting, you may vote by ballot. If you want to vote in person at the annual meeting, and you own your shares through a custodian, broker or other agent, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the annual meeting.

        Shares represented by proxies on the enclosed proxy card will be counted in the vote at the annual meeting if we receive your proxy card by August 20, 2008. Proxies submitted by the Internet or by telephone will be counted in the vote only if they are received by 11:59 p.m., Eastern Daylight Time, on August 20, 2008.

        Your properly completed proxy/voting instruction card will appoint Mark E. Fusco, Frederic G. Hammond and Bradley T. Miller, as proxy holders, or your representatives, to vote your shares in the manner directed therein by you. Mr. Fusco is our President and Chief Executive Officer, Mr. Hammond is our Senior Vice President, General Counsel and Secretary and Mr. Miller is our Senior Vice President and Chief Financial Officer. Your proxy permits you to direct the proxy holders to:

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  vote "for" or to withhold your votes from any or all of the nominees for director; and

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  vote "for," "against" or "abstain" from the proposal to ratify the appointment of KMPG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.

        All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy will be voted "FOR" the election of each of the nominees for director and "FOR" the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2008.

Revocability of Proxy

        Even if you complete and return a proxy, you may revoke your proxy by taking one of the following actions:

  •
  sending a written notice that is delivered prior to the annual meeting to our Corporate Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803;

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  casting a new vote on the Internet or by telephone or by sending a signed proxy, dated as of a date subsequent to the date of your previous proxy, that is delivered to us prior to the annual meeting; or

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  attending the annual meeting, notifying our Corporate Secretary that you are present, and then voting in person.

Quorum Required to Transact Business

        At the close of business on June 24, 2008, 90,347,646 shares of common stock were outstanding. Our by-laws require that shares representing a majority of the votes entitled to be cast by the holders of our common stock and preferred stock outstanding on that date, voting together as a class on an as-converted basis, be present in person or by proxy at the annual meeting in order to constitute a quorum to transact business. Shares as to which holders abstain from voting as to any proposal described in this proxy statement, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to any proposal described in this proxy statement (that is, broker non-votes), will be counted in determining whether there is a quorum of stockholders present at the annual meeting. If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

Other Information

        The annual meeting is being held in lieu of our 2007 Annual Meeting of Stockholders. We currently expect that our 2008 Annual Meeting of Stockholders will be held in December 2008.

        The board of directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to vote your shares on the Internet, by telephone or by completing, dating, signing and returning the enclosed proxy card in the accompanying envelope. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

        The text of our annual report on Form 10-K for the fiscal year ended June 30, 2007 is included, without exhibits, in our 2007 Annual Report to Stockholders and also may be found on the Internet at our website at ir.aspentech.com or through EDGAR, the electronic data system of the SEC, at www.sec.gov. We will send to any stockholder, without charge, copies of the exhibits to our annual report on Form 10-K. To receive copies of those exhibits, please send a written request to our Corporate Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803.

        Our fiscal year ends on June 30, and references to a specific fiscal year are the twelve months ended June 30 of such year (for example, "fiscal 2007" refers to the fiscal year ended June 30, 2007).

DISCUSSION OF PROPOSALS

Proposal 1. Election of Class II Directors

        The first proposal on the agenda for the annual meeting is the election of Donald P. Casey, Stephen M. Jennings and Michael Pehl as Class II directors, each of whom would serve a three-year term beginning at the annual meeting and ending at our 2010 Annual Meeting of Stockholders.

        Our by-laws provide that the board of directors is to be divided into three classes, with the classes serving for staggered three-year terms. In addition, our by-laws specify that the board has the authority to fix the number of directors. The number of directors currently is fixed at nine. The board consists of: three Class II directors (Messrs. Casey, Jennings and Pehl), whose terms will end at the annual meeting; two Class III directors, whose terms will end at our 2008 Annual Meeting of Stockholders; and two Class I directors, whose terms will end at our 2009 Annual Meeting of Stockholders. Two of our nine board seats are currently vacant.

        There are no family relationships among any of our directors and executive officers. No arrangements or understandings exist between any director or any person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Nominees in the General Election of Class II Directors

        The board of directors has nominated Donald P. Casey, Stephen M. Jennings and Michael Pehl, each of whom is a Class II director standing for re-election. A brief biography of each of Messrs. Casey, Jennings and Pehl as of May 22, 2008 follows. You will find information about their stock holdings beginning on page 34.

Donald P. Casey	Mr. Casey has served as one of our directors since April 2004. Since August 2004, Mr. Casey has served as chairman of Mazu Networks, Inc., a network security software company. From 2001 to August 2004, Mr. Casey served as an information strategy and operations consultant to technology and financial services companies. From 2000 to 2001, Mr. Casey served as president and chief operating officer of Exodus Communications, Inc., an internet infrastructure services provider. From 1991 to 1999, Mr. Casey served as chief technology officer and president of Wang Global, Inc. Mr. Casey previously held executive management positions at Lotus Development Corporation, Apple Computer, Inc. and International Business Machines Corporation. He holds a B.S. in Mathematics from St. Francis College. Mr. Casey is 62 years old.
Stephen M. Jennings
Mr. Jennings has served as Chairman of the Board since January 2005 and as one of our directors since 2000. Mr. Jennings has been a director of The Monitor Group, a strategy consulting firm, since 1996. He also serves as a director of LTX Corporation, a semiconductor test equipment manufacturer. He holds a B.A. in Economics from Dartmouth College and an M.A. (Oxon) from Oxford University, where he studied Philosophy, Politics and Economics as a Marshall Scholar. Mr. Jennings is 47 years old.

Michael Pehl
Mr. Pehl has served as one of our directors since August 2003. Mr. Pehl has been a partner of North Bridge Growth Equity, an early-stage venture capital fund, since February 2007. Before joining North Bridge, Mr. Pehl was an operating partner of Advent International Corporation, a venture private equity firm, from 2001 to December 2006. From 1999 to 2000, Mr. Pehl held various positions, including president, chief operating officer and director, at Razorfish, Inc., a strategic, creative and technology solutions provider for digital businesses. From 1996 to 1999, Mr. Pehl was chairman and chief executive officer of International Integration, Inc. (i-Cube), which was acquired by Razorfish, Inc. Prior to joining i-Cube, Mr. Pehl was a founder of International Consulting Solutions, Inc., an SAP implementation and business process consulting firm. Mr. Pehl serves as a director of MTI Technology Corporation, a multi-national storage solutions and services company. Mr. Pehl is 46 years old.

        The affirmative "FOR" vote of the holders of a plurality of the outstanding shares of common stock, present or represented by proxy, is required for the election of the Class II directors. The three nominees receiving the greatest number of votes cast by the holders of common stock will be elected as Class II directors. We will not count abstentions or broker non-votes when we tabulate votes cast for the election of the Class II directors.

        If for any reason Mr. Casey, Mr. Jennings or Mr. Pehl becomes unavailable for election, the persons designated in the proxy card may vote proxies for the election of a substitute. Messrs. Casey, Jennings and Pehl each have consented to serve as directors if elected, and we have no reason to believe that any of them will be unavailable for election.

        The board of directors recommends that you vote FOR the election of Donald P. Casey, Stephen M. Jennings and Michael Pehl as Class II directors.

Proposal 2. Ratification of Selection of Independent Registered Public Accounting Firm

        The audit committee has selected the firm of KPMG LLP to serve as our independent registered public accounting firm for fiscal 2008. The audit committee selected KPMG to succeed Deloitte & Touche LLP, our previous independent registered public accounting firm. Deloitte & Touche informed the audit committee on January 10, 2008, that it was declining to stand for re-appointment in connection with the fiscal 2008 audit. This decision did not affect the engagement of Deloitte & Touche to complete the audit of our consolidated financial statements as of June 30, 2006 and 2007 and for each of fiscal 2005, 2006 and 2007. Deloitte & Touche also agreed to be engaged for the review of our interim consolidated financial statements included in our quarterly report on Form 10-Q for the quarterly period ended September 30, 2007.

        Although stockholder approval of the audit committee's selection of KPMG is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, the audit committee will reconsider its selection of KPMG.

        Representatives of KPMG are expected to attend the annual meeting and have an opportunity to respond to appropriate questions from stockholders.

        The board of directors recommends that you vote FOR the ratification of the selection by the audit committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.

Other Matters

        Neither we nor the board of directors intends to propose any matters at the annual meeting other than the election of three Class II directors and ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2008. In addition, as of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the annual meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for 2008 Annual Meeting

        Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for our 2008 Annual Meeting of Stockholders, which we currently intend to hold in December 2008, must comply with the requirements of Rule 14a-8 under the Securities Exchange Act. To be eligible for inclusion in the proxy statement for the 2008 Annual Meeting of Stockholders, a stockholder proposal must be received by our Corporate Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803, by no later than October 1, 2008.

        If a stockholder wishes to present a proposal before the 2008 Annual Meeting of Stockholders but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card in accordance with Rule 14a-8, the stockholder must also give written notice to our Corporate Secretary at the address noted above. Our Corporate Secretary must receive the notice not earlier than 90 days prior to the 2008 Annual Meeting of Stockholders and not later than the later of (a) 60 days prior to the 2008 Annual Meeting of Stockholders and (b) 10 days following the date on which we first publicly announce the date of the 2008 Annual Meeting of Stockholders.

Important Notice Regarding Delivery of Security Holder Documents

        Some banks, brokers and other nominee record holders may be "householding" proxy statements and annual reports. This means that only one copy of this proxy statement, the related proxy card and our 2007 Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of these documents to you if you (a) write to us at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803, Attention: Investor Relations, (b) call our Investor Relations representatives at (781) 221-6400 or (c) email us at ir@aspentech.com. If you wish to receive separate copies of proxy statements, proxy cards and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder or contact us at the above address, phone number or email address.

INFORMATION ABOUT CONTINUING DIRECTORS

Background Information

        Our Class I and Class III directors will continue in office following the annual meeting. The terms of our Class III directors will end at our 2008 Annual Meeting of Stockholders, and the terms of our Class I directors will end at our 2009 Annual Meeting of Stockholders. Mark E. Fusco and Gary E. Haroian are Class I directors, and David M. McKenna and Joan C. McArdle are Class III directors. Brief biographies of these directors as of May 22, 2008 follow. You will find information about their stock holdings beginning on page 34.

Mark E. Fusco	Mr. Fusco has served as our President and Chief Executive Officer since January 2005 and as one of our directors since December 2003. Mr. Fusco served as president and chief operating officer of Ajilon Consulting, an information technology consulting firm, from May 2002 to January 2005, and as executive vice president of Ajilon Consulting from 1999 to May 2002. Mr. Fusco was a co-founder of Software Quality Partners, an information technology consulting firm specializing in software quality assurance and testing that was acquired by Ajilon Consulting in 1999, and served as president of Software Quality Partners from 1994 to 1999. From 1994 to 1999, Mr. Fusco also served as president of Analysis and Computer Systems, Inc., a producer of simulation and test equipment for digital communications in the defense industry. Prior to his business career, Mr. Fusco was a professional ice hockey player for the National Hockey League team the Hartford Whalers and was a member of the 1984 U.S. Olympic ice hockey team. He holds a B.A. in Economics from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Fusco is 47 years old.
Gary E. Haroian
Mr. Haroian has served as one of our directors since December 2003. Since December 2002, Mr. Haroian has been a consultant to emerging technology companies. From 2000 to December 2002, Mr. Haroian served in various positions, including as chief financial officer, chief operating officer and chief executive officer, at Bowstreet, Inc., a provider of software application tools. From 1997 to 2000, Mr. Haroian served as senior vice president of finance and administration and chief financial officer of Concord Communications, Inc., a network management software company. From 1983 to 1996, Mr. Haroian served in various positions, including chief financial officer, president, chief operating officer and chief executive officer, at Stratus Computer, Inc., a provider of continuous availability solutions. He serves as a director of Embarcadero Technologies, Inc., a provider of data lifecycle management solutions, Lightbridge, Inc., a provider of transaction and payment processing services, Network Engines, Inc., a provider of server appliance software solutions and Phase Forward Incorporated, a provider of clinical trials and drug safety software. He is a Certified Public Accountant and holds a B.S. in Economics and Accounting from the University of Massachusetts Amherst. Mr. Haroian is 56 years old.

Joan C. McArdle
Ms. McArdle has served as one of our directors since 1994. Ms. McArdle has served as a senior vice president of Massachusetts Capital Resource Company, an investment company, since 2001, and served as a vice president of Massachusetts Capital Resource Company from 1985 to 2001. She holds an A.B. in English from Smith College. Ms. McArdle is 56 years old.
David M. McKenna
Mr. McKenna has served as one of our directors since September 2006. Since June 2003, Mr. McKenna has been a partner of Advent International. Prior to returning to Advent International, Mr. McKenna was a principal at Bain Capital from 2000 to April 2003. From 1992 to 2000, Mr. McKenna held various positions with Advent International. He holds a B.A. in English from Dartmouth College. Mr. McKenna is 41 years old.

INFORMATION ABOUT CORPORATE GOVERNANCE

Board Determination of Independence

        The board of directors uses the definition of independence established by The NASDAQ Stock Market LLC. Under applicable NASDAQ rules, a director qualifies as an "independent director" if, in the opinion of the board, he or she does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that Donald P. Casey, Gary E. Haroian, Stephen M. Jennings and Joan C. McArdle do not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Aspen Technology, Inc., and that each of these directors therefore is an "independent director" as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Board Meetings and Attendance

        The board of directors met nineteen times during fiscal 2007, including four regular meetings and fifteen special meetings, either in person or by teleconference. During fiscal 2007, each director attended at least 75% of the meetings held by the board.

Director Attendance at Annual Meeting

        We do not have a policy regarding director attendance at our annual meetings of stockholders. Mr. Fusco attended our 2006 annual meeting of stockholders.

Board Committees

        The board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of these standing committees operates under a charter that has been approved by the board. Current copies of these charters are posted on the corporate governance section of our website, www.aspentech.com.

        The board has determined that all of the members of our three standing committees are independent directors as defined under applicable NASDAQ rules, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act.

  Audit Committee

        The board of directors has a separately designated standing audit committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. The responsibilities of the audit committee include:

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  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

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  overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from such firm;

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  reviewing and discussing our annual and quarterly financial statements and related disclosures with management and our independent registered public accounting firm;

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  monitoring our internal control over financial reporting and our disclosure controls and procedures, as well as the implementation of our code of business conduct and ethics;

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  overseeing our internal audit function;

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  discussing and assessing our risk management policies;

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  establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

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  reviewing and approving or ratifying any related person transactions;

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  meeting independently with members of our internal auditing staff, independent registered public accounting firm and management; and

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  preparing the audit committee report required by SEC rules.

        The current members of the audit committee are Donald P. Casey, Gary E. Haroian and Joan C. McArdle. The board has determined that Mr. Haroian is an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K and qualifies as "independent" under applicable NASDAQ rules. The audit committee met 35 times during fiscal 2007, either in person or by teleconference. Each member attended at least 75% of the meetings held by the audit committee in fiscal 2007.

  Compensation Committee

        The responsibilities of the compensation committee include:

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  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

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  determining the compensation of our chief executive officer;

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  reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers;

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  overseeing evaluations of our senior executives;

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  administering our equity incentive plans;

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  reviewing and making recommendations to the board with respect to director compensation;

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  reviewing and discussing annually with management our "Compensation Discussion and Analysis," which is included beginning on page 19 of this proxy statement; and

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  preparing the compensation committee report required by SEC rules.

        The current members of the compensation committee are Donald P. Casey and Stephen M. Jennings. The compensation committee met four times during fiscal 2007. Both members attended all of the meetings held by the compensation committee in fiscal 2007.

  Nominating and Corporate Governance Committee.

        The responsibilities of the nominating and corporate governance committee include:

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  identifying individuals qualified to become members of the board of directors, as described under "Director Candidates";

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  recommending director nominees and board committee members to the board;

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  reviewing and making recommendations to the board with respect to management succession planning;

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  developing and making recommendations to the board with respect to corporate governance principles; and

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  overseeing annual evaluations of the board.

        The current members of the nominating and corporate governance committee are Donald P. Casey, Gary E. Haroian, Stephen M. Jennings and Joan C. McArdle. During fiscal 2007, the nominating and corporate governance committee held two meetings, which were attended by all of the members.

Director Candidates

        The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and other members of the board.

        In considering whether to recommend a particular candidate for inclusion in the board's slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in its charter. These criteria include (a) the candidate's judgment, skill, character, experience with businesses and other organizations of comparable size, (b) the interplay of the candidate's experience with the experience of other board members, and (c) the extent to which the candidate would be a desirable addition to the board and any committees of the board. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular component is a prerequisite for a prospective nominee. The board believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities effectively.

        Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting the individuals' names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least a year as of the date such recommendation is made. Any such names should be submitted to the nominating and corporate governance committee in care of our Corporate Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder recommended candidate and recommends his or her election, then his or her name will be included in the proxy statement and proxy card for our next annual meeting.

        Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board, by following the procedures set forth above under "Stockholder Proposals for 2008 Annual Meeting." Candidates nominated by stockholders in accordance with the procedures set forth in our by-laws will not be included in the proxy statement or proxy card for our next annual meeting.

Communicating with Independent Directors

        The board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board (or, if the Chairman is not an independent director, the chair of the nominating and corporate governance committee), with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of those communications to the other directors as he or she considers appropriate.

        Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if the communications relate to important substantive matters and include suggestions or comments that the Chairman of the Board or the chair of our nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the board should address such communications to the board in care of our Corporate Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803.

Code of Business Conduct and Ethics

        We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have posted a copy of the code in the corporate governance section of our website, www.aspentech.com. We intend to satisfy disclosure requirements regarding amendments to, or waivers from, our code by posting such information on our website.

Compensation Committee Interlocks and Insider Participation

        Neither Donald P. Casey nor Stephen M. Jennings, the members of the compensation committee, is or has ever been an officer or employee of our company or any of our subsidiaries nor has had any related person transaction involving our company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the board of directors or compensation committee.

Policies and Procedures for Related Party Transactions

        We have adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

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  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

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  whether the transaction was undertaken in the ordinary course of our business;

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  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

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  the purpose of, and the potential benefits to us of, the transaction; and

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  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity and (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and

  •
  a transaction that is specifically contemplated by provisions of our charter or bylaws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Related Person Transactions

        Since July 1, 2006, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a material interest, other than in connection with the compensation of our directors and executive officers, employment agreements and other agreements described below under "Director Compensation" and "Executive and Director Compensation and Related Matters."

Report of Audit Committee

        The audit committee of the board of directors has furnished the following report:

        The audit committee has reviewed the audited consolidated financial statements of AspenTech and its subsidiaries for the fiscal year ended June 30, 2007, and has discussed these financial statements with AspenTech's management and independent registered public accounting firm for the fiscal year ended June 30, 2007, Deloitte & Touche LLP.

        The audit committee has also received from, and discussed with, AspenTech's independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees.

        Deloitte & Touche LLP, the independent registered public accounting firm for fiscal 2007, also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee has discussed with Deloitte & Touche LLP its independence from AspenTech. The audit committee also considered whether the provision of other, non-audit related services referred to under the heading "Independent Registered Public Accounting Firm Fees and Other Matters" is compatible with maintaining the independence of the registered public accounting firm.

        Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and Deloitte & Touche LLP, the audit committee recommended to the board that the audited consolidated financial statements be included in AspenTech's annual report on Form 10-K for the fiscal year ended June 30, 2007.

AUDIT COMMITTEE
Donald P. Casey Gary E. Haroian Joan C. McArdle

Independent Registered Public Accounting Firm Fees and Other Matters

  Fees and Services

        The following table summarizes the fees of Deloitte & Touche LLP, our independent registered public accounting firm for fiscal 2007, for each of the last two fiscal years:

Fee Category	Fiscal 2007	Fiscal 2006
Audit Fees	$4,991,047	$3,219,139
Audit-Related Fees	200,383	40,570
Tax Fees	54,124	43,098

Total Fees	$5,245,554	$3,302,807

        "Audit Fees" consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

        "Audit-Related Fees" consist of fees for assurance and related services that were reasonably related to the performance of the audit and review of our financial statements and that are not reported as audit fees.

        "Tax Fees" consist of fees for tax compliance, tax advice and tax planning services. None of the tax fees billed in fiscal 2006 or 2007 were provided under the de minimis exception to the audit committee pre-approval requirements.

  Pre-Approval Policies and Procedures

        The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, except that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

INFORMATION ABOUT EXECUTIVE OFFICERS

        The following table sets forth information regarding our executive officers, including their ages, as of May 22, 2008:

Mark E. Fusco President and, Chief Executive Officer	Information with respect to Mr. Fusco appears on page 9.
Antonio J. Pietri Executive Vice President, Field Operations
Mr. Pietri has served as our Executive Vice President, Field Operations since July 2007. Mr. Pietri served as our Senior Vice President and Managing Director for the APAC Region from 2002 to June 2007. From 1996 until 2002, he held various positions with our company. From 1992 to 1996, he was at Setpoint Systems, Inc., which we acquired, and before that he worked at ABB Simcon and AECTRA Refining and Marketing, Inc. He holds an M.B.A. from the University of Houston and a B.S. in Chemical Engineering from the University of Tulsa. Mr. Pietri is 42 years old.
Bradley T. Miller Senior Vice President and Chief Financial Officer
Mr. Miller has served as our Senior Vice President and Chief Financial Officer since September 2006. From September 2005 to September 2006, Mr. Miller served as senior vice president and chief financial officer of Viisage Technology, Inc., an identity solutions technology company. From May 2004 to August 2005, Mr. Miller was vice president of finance, corporate controller and chief accounting officer of Sonus Networks, Inc., a provider of voice infrastructure products. From 2000 through May 2004, Mr. Miller was with Sapient Corporation, an information technology and business consulting firm, initially as corporate controller. He was subsequently appointed vice president in 2001 and chief accounting officer in November 2002. Mr. Miller previously was a member of the audit practice with Coopers & Lybrand, where he earned his C.P.A. license. He has a B.A. from the College of William and Mary and an M.B.A. from the University of New Hampshire. Mr. Miller is 46 years old.
Frederic G. Hammond Senior Vice President, General Counsel and Secretary
Mr. Hammond has served as our Senior Vice President, General Counsel and Secretary since July 2005. From February to June 2005, Mr. Hammond was a partner at the law firm of Hinckley, Allen & Snyder LLP in Boston, Massachusetts. From 1999 through August 2004, Mr. Hammond served as vice president, business affairs and general counsel of Gomez Advisors, Inc., a performance management and benchmarking technology services firm. From 1992 to 1999, Mr. Hammond served as general counsel of Avid Technology, Inc., a provider of digital media creation, management and distribution solutions. Prior to Avid Technology, Mr. Hammond was an attorney with the law firm of Ropes & Gray LLP in Boston, Massachusetts. He holds a B.A. from Yale College and a J.D. from Boston College Law School. Mr. Hammond is 48 years old.

Manolis E. Kotzabasakis Senior Vice President, Sales and Strategy
Mr. Kotzabasakis has served as our Senior Vice President, Sales and Strategy since July 2007. Mr. Kotzabasakis served as our Senior Vice President, Worldwide Sales and Business Development from January 2005 to June 2007, Senior Vice President, Marketing and Strategy from July 2004 to December 2004, Senior Vice President, Engineering Business Unit from September 2002 to June 2004, Vice President of our Aspen Engineering Suite of Products, Research and Development from 1998 to August 2002 and Director of our Advanced Process Design Group from 1997 to 1998. He holds a B.Sc. in Chemical Engineering from the National Technical University of Athens and an M.Sc. and Ph.D. in Chemical Engineering from the University of Manchester Institute of Science and Technology. Mr. Kotzabasakis is 48 years old.
Blair F. Wheeler Senior Vice President, Marketing
Mr. Wheeler has served as our Senior Vice President, Marketing since February 2005. From 2000 to January 2005, Mr. Wheeler served as vice president, marketing of Relicore, Inc., a provider of enterprise information technology infrastructure management software that he co-founded. From 1998 to 2000, Mr. Wheeler served as vice president, business development for Webline Communications Corp., an Internet communications infrastructure and applications company that was acquired by Cisco Systems, Inc. in 1999. From 1993 to 1998, Mr. Wheeler was head of product marketing and business development for the broadcast products division of Avid Technology, Inc., a provider of digital media creation, management and distribution solutions. Mr. Wheeler was also previously a management consultant with The Boston Consulting Group and a geologist for Amoco Production Company International. He holds a B.S. in Geology and Geophysics from Yale College and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Wheeler is 49 years old.

REPORT OF THE COMPENSATION COMMITTEE

        The compensation committee of the board of directors has reviewed and discussed with management the Compensation Discussion and Analysis portion of the following "Executive and Director Compensation and Related Matters" section. Based on this review and discussion, the compensation committee has recommended to the board that the section entitled "Compensation Discussion and Analysis" as it appears below, be included in this proxy statement.

COMPENSATION COMMITTEE
Donald P. Casey Stephen M. Jennings

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

        The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee is responsible for determining compensation of our executive officers for each fiscal year.

Objectives and Philosophy of Our Executive Compensation Program

        AspenTech has a total compensation philosophy designed to provide compensation that is linked to performance, competitive with other companies in the markets in which we compete, and perceived to be fair and equitable, and that can be sustained in all business environments. The compensation policies established by the compensation committee have been designed to link executive compensation to the attainment of specific performance goals and to align the interests of executive officers with those of our stockholders. The policies are also designed to allow us to attract and retain senior executives critical to our long-term success by providing competitive compensation packages and recognizing and rewarding individual contributions, to ensure that executive compensation is aligned with corporate strategies and business objectives, and to promote the achievement of key strategic and financial performance measures.

        To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the compensation committee believes are competitive with those of other companies in our industry and regions that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive's overall compensation to key strategic, financial and operational goals such as growth and penetration of customer base and financial and operational performance, as measured by metrics such as revenue and profitability. We also provide a portion of our executive compensation in the form of stock options and restricted stock units that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company through stock price appreciation.

        In making compensation decisions, the compensation committee reviewed information on practices, programs and compensation levels implemented by publicly traded software companies. This peer group consists of companies the compensation committee believes are generally comparable to our company and against which the compensation committee believes we compete for executive talent. The composition of the peer group is reviewed and updated periodically by the compensation committee. The companies included in this peer group as of June 30, 2007 were:

Agile Software ANSYS Epicor Software i2 Technologies Informatica JDA Software Lawson Software	Manhattan Associates Mentor Graphics Parametric Technology Progress Software QAD TIBCO Software webMethods

        For fiscal 2007, the compensation committee also reviewed an analysis provided by Watson Wyatt Worldwide, an independent compensation consultant, in determining the compensation package of our chief executive officer.

        We consider actual realized compensation received in determining if our compensation programs are meeting their objectives. We do not typically reduce compensation plan targets because of compensation realized from prior awards, however, as we do not want to create a disincentive for exceptional performance.

Components of Our Executive Compensation Program

        Our executive compensation program includes the following elements:

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  base salary;

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  annual discretionary and performance-based cash bonuses;

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  stock options and restricted stock units;

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  insurance, retirement and other employee benefits; and

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  severance and change-of-control benefits.

        We have no formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the compensation committee exercises its judgment and discretion in determining what it believes to be the appropriate level and mix of the various compensation components. The committee also has a practice of reviewing its recommendations with the full board before making its final compensation determinations.

  Base Salary

        We establish base salaries at competitive market rates to attract and retain the caliber of talent necessary for our success. Base salary is used to recognize the performance, skills, knowledge, experience and responsibilities required of all our employees, including our executive officers. When establishing base salaries of our executive officers for fiscal 2007 and 2008, the compensation committee considered the survey data of compensation in the peer group, as well as a variety of other factors, including the experience and performance of the executive, the scope of the executive's responsibility, and the base salary of the executive at his prior employment, where applicable. Generally, we believe that our executives' base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies.

        The compensation committee reviews the base salaries of our executive officers at least annually, and adjusts base salaries from time-to-time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

  Annual Cash Bonus

        We have two annual incentive bonus plans for our executives: the Executive Annual Incentive Bonus Plan, which we refer to below as the Executive Plan, and the Operations Executives Plan, which we refer to as the Operations Plan. The participants in the Executive Plan consist of our chief executive officer and the executives reporting directly to our chief executive officer, except for executives who participate in the Operations Plan. Each of Mark E. Fusco, Bradley T. Miller, Manolis E. Kotzabasakis, C. Steven Pringle and Blair F. Wheeler, who constituted our "named executive officers"as of June 30, 2007 as described below under "Summary Compensation," participated in the Executive Plan for fiscal 2007, except for Mr. Kotzabasakis, who participated in the Operations Plan. Messrs. Fusco, Miller and Wheeler will participate in the Executive Plan for fiscal 2008, and Messrs. Kotzabasakis and Pringle will participate in the Operations Plan.

  Executive Plan

        Amounts earned under the executive bonus plan are payable in cash and directly tied to achievement of corporate financial targets and attainment of individual performance goals.

        Amounts payable under the executive bonus plan are based in part on meeting corporate operating income targets. The corporate operating income component, weighted at 30% to 70% for both fiscal 2007 and fiscal 2008, measures the extent to which we achieve a corporate operating income target amount. For both fiscal 2007 and fiscal 2008, the Executive Plan includes both a minimum operating income threshold of 80% of the target amount, which must be met in order for any bonus to be paid under the Executive Plan, and a maximum operating income threshold, above which no additional bonus would be earned. Amounts payable under the Executive Plan correspond to the applicable executive's base salary, with those with broader scope typically being compensated at a higher level. The annual corporate operating income target is contained in the business plan adopted by the board of directors. Bonuses attributable to the corporate operating income component are paid annually.

        Amounts payable under the Executive Plan are also based in part on whether an executive met specific performance goals. Individual objectives, weighted at 30% to 70% for both fiscal 2007 and fiscal 2008, measured the extent to which an individual achieved performance objectives established specifically for that executive officer. The performance objectives were necessarily tied to the particular functional responsibilities of the executive, and the executive's performance in fulfilling those responsibilities.

        The compensation committee reviews with the board and approves the individual performance goals for each executive under the Executive Plan. The chief executive officer develops individual goals for the executives reporting to him, subject to the compensation committee's review and approval. The compensation committee establishes goals for the chief executive officer. We do not have a general policy regarding the adjustment of compensation following a restatement or adjustment of our performance measures. The threshold level for being awarded a bonus pursuant to the Executive Plan can be characterized as demanding, while the maximum goal contemplates compliance with challenging requirements.

  Operations Plan

        Amounts earned under the Operations Plan are payable in cash and directly tied to achievement of corporate financial targets and regional performance objectives.

        Amounts payable under the Operations Plan are based in part on meeting corporate operating income targets. The corporate operating income component, which was weighted at 20% for fiscal 2007 and fiscal 2008, measures the extent to which we achieve a corporate operating income target amount. For both fiscal 2007 and fiscal 2008, the plan includes both a minimum operating income threshold of 80% of the target amount, which was required to be met in order for any bonus to be paid under the Operations Plan, and a maximum operating income threshold, above which no additional bonus would be earned. Bonuses attributable to the corporate operating income component are paid annually.

        The regional performance component, which was weighted at 75% for both fiscal 2007 and fiscal 2008, measures the extent to which we achieved performance objectives for the region or regions for which the executive is responsible. Mr. Kotzabasakis had oversight responsibility for all regions in fiscal 2007, including responsibility for global accounts. Bonuses attributable to the regional performance component are paid as quarterly commissions based on quarterly regional financial results.

        Amounts payable under the Operations Plan are also based in part on whether an individual met specific performance goals. Individual objectives, weighted at 5% for both fiscal 2007 and fiscal 2008, measured the extent to which an individual achieved performance objectives established specifically for that executive officer. Payments based on this component were capped at the executive officers'

respective target bonus amounts. The performance objectives are necessarily tied to the particular functional responsibilities of the individual and his performance in fulfilling those responsibilities.

        The compensation committee approves the performance goals for each executive, the weighting of various goals for each executive, and the formula for determining potential bonus amounts based on achievement of those goals. Our chief executive officer was responsible for developing, and assessing compliance with, the individual performance goals for each executive participating in the Operations Plan for fiscal 2007. In fiscal 2008, our chief executive officer and the executive vice president for field operations are responsible for developing, and assessing compliance with, the individual performance goals for each executive participating in the Operations Plan. The threshold level for being awarded a bonus pursuant to the Operations Plan can be characterized as demanding, while the maximum goal contemplates compliance with challenging requirements.

  Stock Options and Restricted Stock Units

        Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants help to align the interests of our executives and our stockholders, provide our executives with a strong link to our long-term performance and create an ownership culture. In addition, the vesting feature of our equity grants should further our goal of executive retention by providing an incentive to an executive to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the individual executive's performance, the amount of equity previously awarded to the executive, the vesting status of the previous awards and the recommendations of the chief executive officer.

        We typically make an initial equity award of stock options to new executives and an annual equity program grant as part of our overall compensation program. All grants of options and restricted stock units to our executives are approved by the compensation committee.

        Our equity awards typically have taken the form of stock options and restricted stock units. The compensation committee reviews all components of an executive's compensation when determining annual equity awards to ensure that the executive's total compensation conforms to our overall philosophy and objectives.

        We set the exercise price of all stock option grants to equal the prior day's closing price of our common stock. Typically, the stock options we grant to our executives vest pro rata over the first sixteen quarters of a ten-year option term. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

        In October 2006, the compensation committee approved grants to named executive officers of stock options having an exercise price of $10.42 per share of common stock and vesting in sixteen quarterly installments, and restricted stock units that would vest, subject to our achieving specified performance goals in the fiscal year ending June 30, 2007, as to 25% upon announcement of our earnings for fiscal 2007 with the balance vesting in 12 equal quarterly installments thereafter. In approving these grants, the compensation committee considered each named executive officer's level of responsibility within our company, the individual performance of the officer and competitive industry practice, as indicated by market data for companies that the compensation committee identified as being comparable. In accordance with their terms, 25% of the restricted stock units vested in September 2007, and additional units vested in October 2007, January 2008, and April 2008.

        Stock awards to our executives are typically granted annually in conjunction with the review of their individual performance. Going forward, the committee has decided to make the annual program grant contemporaneously with all other compensation changes for the year. This review typically takes place at the regularly scheduled meeting of the compensation committee held in the fourth quarter of each fiscal year. We have had a practice not to award program grants or grants to officers during blackout periods.

        We do not have any equity ownership guidelines for our executives.

  Benefits and Other Compensation

        We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Our named executive officers are not entitled to benefits that are not otherwise available to all employees.

  Severance and Change-in-Control Benefits

        Pursuant to executive retention agreements we have entered into with each of our named executive officers and to the provisions of our option agreements, those executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption "Potential Payments Upon Termination or Change in Control" below.

        We believe these agreements assist in maintaining a competitive position in terms of attracting and retaining key executives. The agreements also support decision-making that is in the best interests of our stockholders, and enable our executives to focus on company priorities. We believe that our severance and change in control benefits are generally in line with prevalent peer practice with respect to severance packages offered to executives.

        Except with respect to our chief executive officer, our practice in the case of change-of-control benefits under the executive retention agreements has been to structure these as "double trigger" benefits. In other words, the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated under the circumstances described below during a specified period after the change in control. We believe a "double trigger" benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs.

Role of Executive Officers in the Compensation Process

        Our senior vice president, human resources confers with the chief executive officer and the compensation committee to provide a market perspective on the competitive landscape and needs of the business and compensation levels in the peer group and relevant market surveys.

        Our chief executive officer provides the compensation committee with his perspective on the performance of other executive officers. Based on his judgment and experience, our chief executive officer recommends specific compensation amounts and awards for the other executive officers, and the compensation committee considers those recommendations and makes the ultimate decision.

        Our chief executive officer also provides the compensation committee with a self-assessment of his performance. The compensation committee independently establishes the compensation of the chief executive officer, who is not present during discussions where his compensation is established.

Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly traded company for certain compensation in excess of $1,000,000 paid to our chief executive officer and our four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met.

        We periodically review the potential consequences of Section 162(m), and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. The compensation committee in its judgment may, however, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Potential Payments Upon Termination or Change in Control

        On December 7, 2004, we entered into an employment agreement with Mark E. Fusco, pursuant to which Mr. Fusco agreed to serve as our President and Chief Executive Officer. Under this agreement, in the event of termination of Mr. Fusco's employment (other than for the reasons set forth below), including termination of his employment after a change in control (as defined below) or termination of employment by Mr. Fusco for "good reason" (which includes constructive termination, relocation, or reduction in salary or benefits), Mr. Fusco will be entitled to a lump sum severance payment equal to two times the sum of:

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  the amount of Mr. Fusco's annual base salary in effect immediately prior to notice of termination (or in the event of termination after a change in control, then the amount of his annual base salary in effect immediately prior to the change in control, if higher); and

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  the amount of the average of the annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately preceding the notice of termination (or in the event of termination after a change in control, then the amount of the average annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately prior to the change in control, if higher) or the occurrence of a change in control, as the case may be.

        In addition, in lieu of any further life, disability, and accident insurance benefits otherwise due to Mr. Fusco following his termination (other than for the reasons set forth below), including termination after a change in control, we will pay Mr. Fusco a lump sum amount equal to the estimated cost (as determined in good faith by us) to Mr. Fusco of providing such benefits, to the extent that Mr. Fusco is eligible to receive such benefits immediately prior to notice of termination, for a period of two years commencing on the date of termination. We will also pay all health insurance due to Mr. Fusco for a period of two years commencing on the date of termination.

        Mr. Fusco's employment agreement provides that the payments received by him relating to termination of his employment will be increased in the event that these payments would subject him to excise tax as a parachute payment under Section 4999 of the Internal Revenue Code. The increase would be equal to an amount necessary for Mr. Fusco to receive, after payment of such tax, cash in an amount equal to the amount he would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount. We have indemnified Mr. Fusco for the amount of any penalty applicable to any payments Mr. Fusco receives from us as a result of his termination that are imposed by Section 409A of the Internal Revenue Code.

        However, in the event that Mr. Fusco's employment is terminated for one or more of the following reasons, then Mr. Fusco will not be entitled to the severance payments described above:

  •
  by us for "cause" (as defined below);

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  by reason of Mr. Fusco's death or disability;

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  by Mr. Fusco without good reason (unless such resignation occurs within six months following a change in control); or

  •
  after Mr. Fusco shall have attained age 70.

        Under the terms of Mr. Fusco's employment agreement, in the event of a "potential change in control" (as defined below), Mr. Fusco agrees to remain in our employment until the earliest of:

  •
  three months after the date of such potential change in control;

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  the date of a change in control;

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  the date of termination by Mr. Fusco of his employment for good reason or by reason of death or retirement; and

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  our termination of Mr. Fusco's employment for any reason.

        For the purposes of Mr. Fusco's employment agreement, "cause" for our terminating Mr. Fusco means:

  •
  the willful and continued failure by Mr. Fusco to substantially perform his duties after written demand by the board;

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  willful engagement by Mr. Fusco in gross misconduct materially injurious to us; or

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  a plea by Mr. Fusco of guilty or no contest to a felony charge.

        For the purposes of Mr. Fusco's employment agreement, a "change in control" is deemed to have occurred if any of the following conditions shall have been satisfied:

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  continuing directors cease to constitute more than two-thirds of the membership of the board;

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  any person or entity acquires, directly or indirectly, beneficial ownership of 50% or more of the combined voting power of our then outstanding voting securities;

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  a change in control occurs of a nature that we would be required to report on a current report on Form 8-K or pursuant to Item 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form under the Securities Exchange Act, as in effect at the time of the change, whether or not we are then subject to such reporting requirement, including our merger or consolidation with any other corporation, other than:

  •
  a merger or consolidation where (1) our voting securities outstanding immediately prior to such transaction continue to represent 51% or more of the combined voting power of the voting securities of the surviving or resulting entity outstanding immediately after such transaction, and (2) our directors immediately prior to such merger or consolidation continue to constitute more than two-thirds of the membership of the board of directors of the surviving or combined entity following such transaction; or

  •
  a merger or consolidation effected to implement our recapitalization of (or similar transaction) in which no person or entity acquires 25% or more of the combined voting power of our then outstanding securities; or

    •
    our stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets (or any transaction having a similar effect).

        For the purposes of Mr. Fusco's employment agreement, a "potential change in control" is deemed to have occurred if any of the following conditions shall have been satisfied:

  •
  we enter into an agreement, the consummation of which would result in the occurrence of a change in control;

  •
  we or anyone else publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change in control;

  •
  any person or entity becomes the beneficial owner, directly or indirectly, of 15% or more of the combined voting power of our then outstanding securities (entitled to vote generally for the election of directors); or

  •
  the board adopts a resolution to the effect that, for purposes of Mr. Fusco's employment agreement, a "potential change in control" has occurred.

        On October 28, 2005, we entered into an amendment to our employment agreement with Mr. Fusco. This amendment provides that in the event Mr. Fusco becomes entitled, on the terms and conditions set forth in the employment agreement, to receive a severance payment upon termination of his employment, such a payment must be made within 30 days after the Date of Termination (as defined in the employment agreement). Notwithstanding the foregoing, if the severance payment will constitute "nonqualified deferred compensation" subject to the provisions of Section 409A of the Internal Revenue Code, then the payment instead will be due within 15 days after the earlier of (i) the expiration of six months and one day following the Date of Termination or (ii) Mr. Fusco's death following the Date of Termination.

        On September 26, 2006, we entered into executive retention agreements with the following executive officers: Bradley T. Miller, our Senior Vice President and Chief Financial Officer; Manolis E. Kotzabasakis, our Senior Vice President, Sales and Strategy; C. Steven Pringle, our Senior Vice President, aspenONE; and Blair F. Wheeler, our Senior Vice President, Marketing, each of whom we refer to as a specified executive.

        Pursuant to the terms of each executive retention agreement, if the specified executive's employment is terminated prior to a change in control without cause, the specified executive will be entitled to the following:

  •
  payment of an amount equal to the specified executive's annual base salary then in effect, payable over twelve months;

  •
  payment of an amount equal to the specified executive's total target bonus for the fiscal year, pro-rated for the portion of the fiscal year elapsed prior to termination, payable in one lump sum;

  •
  payment of an amount equal to the cost to the specified executive of providing life, disability and accident insurance benefits, payable in one lump sum, for a period of one year; and

  •
  continuation of medical, dental and vision insurance coverage to which the specified executive was entitled prior to termination for a period of one year.

        In the event the specified executive's employment is terminated within twelve months following a change in control without cause or by the specified executive for good reason (which includes constructive termination, relocation, a reduction in salary or benefits, or our breach of any employment agreement with the specified executive or a failure to pay benefits when due), then the specified executive shall be entitled to the following:

  •
  payment of an amount equal to the sum of the specified executive's annual base salary then in effect and the specified executive's target bonus for the then-current fiscal year, payable in a single installment;

  •
  payment of an amount equal to the cost to the specified executive of providing life, disability and accident insurance benefits, payable in a single installment, for a period of one year;

  •
  continuation of medical, dental and vision insurance coverage to which the specified executive was entitled prior to termination for a period of one year; and

  •
  full vesting of (a) all of the specified executive's options to purchase shares of our stock, which options may be exercised by the specified executive for a period of twelve months following the date of termination and (b) all restricted stock and restricted stock units then held by the specified executive.

        Each executive retention agreement provides that the total payments received by the specified executive relating to termination of his employment will be reduced to an amount equal to the highest amount that could be paid to the specified executive without subjecting such payment to excise tax as a parachute payment under Section 4999 of the Internal Revenue Code, provided that no reduction shall be made if the amount by which these payments are reduced exceeds 110% of the value of any additional taxes that the specified executive would incur if the total payments were not reduced.

        For the purposes of each agreement:

  •
  "change in control" means (a) the acquisition of 50% or more of either the then-outstanding shares of our common stock or the combined voting power of our then-outstanding securities, (b) such time as the members of the board immediately prior to the change in control do not continue to constitute the majority of our directors following the change in control, (c) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving our company, unless the transaction would not result in a change in ownership of 50% or more of both our then-outstanding common stock and the combined voting power of our then-outstanding securities; or (d) our liquidation or dissolution;

  •
  "cause" means (a) the willful and continued failure by a specified executive to substantially perform his duties for us after delivery by the board of a written demand for performance (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a notice of termination for good reason) and a failure by the specified executive to cure the performance failure within 30 days or (b) the willful engaging by the specified executive in gross misconduct that is demonstrably and materially injurious to us; and

  •
  "good reason" means constructive termination of the specified executive, relocation, a reduction in the specified executive's salary or benefits, our breach of any employment agreement with the specified executive, or our failure to pay benefits when due.

        Each executive retention agreement terminates on the earliest to occur of (a) July 31, 2008, (b) the first anniversary of a change in control, and (c) our payment of all amounts due to the specified executive following a change in control. Each agreement is subject to automatic renewal on August 1 of each year, unless we give notice of termination at least seven days prior to the renewal date.

        The following table sets forth estimated compensation that would have been payable to each of these officers as severance or upon a change in control of our company under three alternative scenarios, assuming the termination triggering severance payments or a change in control took place on June 30, 2007:

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name		Cash Payment ($)(1)	Accelerated Vesting of Stock Awards ($)(2)	Accelerated Vesting of Restricted Stock Units ($)(3)	Welfare Benefits ($)(4)	Tax Gross Up Payment ($)(5)	Total ($)
Mark E. Fusco
•	Termination without cause or with good reason prior to change in control	2,202,032	—	—	35,643	—	2,237,675
•	Change in control only	—	—	—	—	—	—
•	Change in control with termination without cause or with good reason	2,202,032	5,207,938	1,400,000	35,643	2,930,598	11,776,211
Bradley T. Miller
•	Termination without cause or with good reason prior to change in control	413,516	—	—	17,822	—	431,338
•	Change in control only	—	—	—	—	—	—
•	Change in control with termination without cause or with good reason	413,516	313,250	476,000	17,822	—	1,220,588
Manolis E. Kotzabasakis
•	Termination without cause or with good reason prior to change in control	461,016	—	—	17,822	—	478,838
•	Change in control only	—	—	—	—	—	—
•	Change in control with termination without cause or with good reason	461,016	809,998	168,000	17,822	—	1,456,836
C. Steven Pringle
•	Termination without cause or with good reason prior to change in control	401,016	—	—	17,822	—	418,838
•	Change in control only	—	—	—	—	—	—
•	Change in control with termination without cause or with good reason	401,016	807,526	140,000	17,822	—	1,366,364
Blair F. Wheeler
•	Termination without cause or with good reason prior to change in control	350,978	—	—	17,822	—	368,800
•	Change in control only	—	—	—	—	—	—
•	Change in control with termination without cause or with good reason	350,978	819,260	168,000	17,822	—	1,356,060

(1)
Reflects payments based on salary and benefits as well as payment of estimated cost of life, disability and accident insurance benefits during the agreement period.

(2)
Represents the value of stock options upon the applicable triggering event described in the first column. The value of stock options is based on the difference between the exercise price of the options and $14.00, which was the closing price of the common stock on The NASDAQ Global Market on the last trading day of fiscal 2007, June 29, 2007.

(3)
Represents the value of restricted stock units upon the applicable triggering event described in the first column, based on the closing price of the common stock on The NASDAQ Global Market on the last trading day of fiscal 2007, June 29, 2007.

(4)
Represents the estimated cost of providing employment-related benefits during the agreement period.

(5)
Based on assumed values in the table.

Summary Compensation

        The following table summarizes information with respect to the annual and long-term compensation that we paid for the past three fiscal years to the following persons, whom we refer to as our named executive officers:

  •
  Mark E. Fusco, who has served as our President and Chief Executive Officer since January 2005;

  •
  Bradley T. Miller, who became our Senior Vice President and Chief Financial Officer in September 2006; and

  •
  Manolis E. Kotzabasakis, C. Steven Pringle and Blair F. Wheeler, our three most highly compensated executive officers (other than Messrs. Fusco and Miller) who served as executive officers as of June 30, 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark E. Fusco President and Chief Executive Officer	2007	450,000	11,250	414,508	1,380,267	838,750	2,250	3,097,025
Bradley T. Miller Senior Vice President and Chief Financial Officer	2007	215,769	—	140,933	113,444	209,668	2,922	682,736
Manolis E. Kotzabasakis Senior Vice President, Sales and Strategy	2007	250,000	—	49,741	410,157	239,015	3,885	952,798
C. Steven Pringle Senior Vice President, aspenONE	2007	250,000	—	41,451	401,778	150,362	153,310	996,901
Blair F. Wheeler Senior Vice President, Marketing	2007	235,000	—	49,741	324,937	175,375	3,698	788,751

(1)
Represents a discretionary bonus paid to Mr. Fusco in July 2007. Excludes performance-based incentive payments, which are included in "Non-Equity Incentive Plan Compensation."

(2)
Represents the compensation expense we recognized in fiscal 2007 related to the applicable share-based award pursuant to SFAS 123(R). Assumptions used in the calculations for these amounts are included in our Form 10-K for fiscal 2007.

(3)
Represents amounts earned based on fiscal 2007 performance under our Executive Annual Incentive Bonus Plan and Operations Executive Plan. For additional information regarding the awards, see "Compensation Discussion and Analysis—Annual Cash Bonus." The amounts were paid in July 2007.

(4)
Represents matching contributions under our 401(k) deferred savings retirement plan on behalf of the named executive officers. For Mr. Pringle, also includes $151,731 attributable to indemnification for excise taxes payable pursuant to Section 409A of the Internal Revenue Code with respect to certain stock option awards.

        Each of the options granted to the named executive officers has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with us. Each option is exercisable during the holder's lifetime only by the holder; it is exercisable by the holder only while the holder is our employee or advisor and for a certain limited period of time thereafter in the event of termination of employment. The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the exercise date.

Grants of Plan-Based Awards

        The following table sets forth information regarding options we granted to the named executive officers during fiscal 2007.

GRANTS OF PLAN-BASED AWARDS TABLE

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
								Grant Date Fair Value of Stock and Option Award(2)
Name	Threshold ($)	Target ($)	Maximum ($)	Grant Date
Mark E. Fusco	192,500	550,000	838,750	11/17/2006 11/17/2006 11/17/2006	100,000	190,362 9,638	— 10.42 10.42	414,508 211,608 12,308
Bradley T. Miller	48,125	137,500	209,688	11/17/2006 11/17/2006 11/17/2006	34,000	61,448 38,552	— 10.42 10.42	140,933 66,062 47,382
Manolis E. Kotzabasakis	23,000	210,000	327,750	11/17/2006 11/17/2006 11/17/2006	12,000	17,460 6,540	— 10.42 10.42	49,741 24,057 7,270
C. Steven Pringle	15,000	150,000	213,750	11/17/2006 11/17/2006 11/17/2006	10,000	14,210 5,790	— 10.42 10.42	41,451 19,579 6,436
Blair F. Wheeler	40,250	115,000	175,375	11/17/2006 11/17/2006 11/17/2006	12,000	4,641 19,359	— 10.42 10.42	49,741 5,159 26,673

(1)
Consists of performance-based cash incentive bonus awards under the Executive Annual Incentive Bonus Plan and Operations Executive Plan. Actual amounts awards are set forth in the summary compensation table above.

(2)
Represents the compensation expense we recognized in fiscal 2007 related to the applicable share-based award pursuant to SFAS 123(R). Assumptions used in the calculations for these amounts are included in our Form 10-K for fiscal 2007.

        As discussed in "Compensation Discussion and Analysis" above, each of the named executive officers other than Mr. Kotzabasakis participated in the Executive Plan. Amounts payable under the Executive Plan are based in part on meeting corporate operating income targets. The corporate operating income component, weighted at 30% to 70% for both fiscal 2007 and fiscal 2008, measures the extent to which we achieve a corporate operating income target amount. For both fiscal 2007 and fiscal 2008, the Executive Plan includes both a minimum operating income threshold of 80% of the target amount, which must be met in order for any bonus to be paid under the Executive Plan, and a maximum operating income threshold, above which no additional bonus would be earned. Amounts payable under the Executive Plan correspond to the applicable executive's base salary, with those with broader scope typically being compensated at a higher level. The annual corporate operating income target is contained in the business plan adopted by the board of directors. Bonuses attributable to the corporate operating income component are paid annually.

        Amounts payable under the Executive Plan are also based in part on whether an individual met specific performance goals. Individual objectives, weighted at 30% to 70% for both fiscal 2007 and fiscal 2008, measured the extent to which an individual achieved performance objectives established specifically for that executive officer. The performance objectives are necessarily tied to the particular functional responsibilities of the individual, and his performance in fulfilling those responsibilities.

        Mr. Kotzabasakis participated in the Operations Plan. Amounts payable under the Operations Plan are based in part on meeting corporate operating income targets. The corporate operating income component, which was weighted at 20% for fiscal 2007 and fiscal 2008, measures the extent to which we achieve a corporate operating income target amount. For both fiscal 2007 and fiscal 2008, the plan includes both a minimum operating income threshold of 80% of the target amount, which was required to be met in order for any bonus to be paid under the Operations Plan, and a maximum operating income threshold, above which no additional bonus would be earned. Bonuses attributable to the corporate operating income component are paid annually.

        The regional performance component, which was weighted at 75% for both fiscal 2007 and fiscal 2008, measures the extent to which we achieved performance objectives for the region(s) for which the executive is responsible. Mr. Kotzabasakis had oversight responsibility for all regions in fiscal 2007, including responsibility for global accounts. Bonuses attributable to the regional performance component are paid as quarterly commissions based on quarterly regional or consolidated financial results.

        Amounts payable under the Operations Plan are also based in part on whether an individual met specific performance goals. Individual objectives, weighted at 5% for both fiscal 2007 and fiscal 2008, measured the extent to which an individual achieved performance objectives established specifically for that executive officer. Payments based on this component were capped at the executive officers' respective target bonus amounts. The performance objectives are necessarily tied to the particular functional responsibilities of the individual and his performance in fulfilling those responsibilities.

        In October 2006, the compensation committee approved grants to named executive officers of stock options having an exercise price of $10.42 per share of common stock and vesting in sixteen quarterly installments, and restricted stock units that would vest, subject to our achieving specified performance goals in the fiscal year ending June 30, 2007, as to 25% upon announcement of our earnings for fiscal 2007 with the balance vesting in 12 equal quarterly installments thereafter. In approving these grants, the compensation committee considered each named executive officer's level of responsibility within our company, the individual performance of the officer and competitive industry practice, as indicated by market data for companies that the compensation committee identified as being comparable. In September 2007, 25% of the restricted stock units vested in accordance with their terms.

        As also discussed in "Compensation Discussion and Analysis" above, each of the named executive officers was issued annual equity incentive grants. Each of the executive officers was granted stock options with an exercise price equal to the closing price of our common stock on the trading day immediately preceding the grant date of November 17, 2006. Each of these options vests quarterly over a four-year period, beginning on December 29, 2006. In addition, on November 17, 2006, each of the named executive officers was issued restricted stock units, each of which represents a contingent right to receive one share of our common stock. Restricted stock units do not have a purchase or exercise price. Each restricted stock unit shall vest, subject to our achieving profitability in fiscal 2007, as to 25% upon public announcement of our operating results for fiscal 2007 with the balance vesting in 12 equal quarterly installments thereafter. In light of the delay in the public announcement of our fiscal 2007 operating results arising in connection with a restatement of our financial statements, the compensation committee determined in September 2007 that the fiscal 2007 profitability threshold for the restricted stock units had been met and waived the requirement that the fiscal 2007 operating results be publicly announced for purposes of the vesting of the restricted stock units.

        The compensation committee, in determining the number of shares issuable upon exercise of options and the number of restricted stock units, considered each named executive officer's level of responsibility within our company, the individual performance of the officer and competitive industry practice, as indicated by market data for companies that the compensation committee identified as being comparable.

Option Exercises and Stock Vested Table

        The following table sets forth information as to options exercised during fiscal 2007, and unexercised options held at the end of such fiscal year, by the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Mark E. Fusco	24,000 17,452 82,548 34,904 702,596 153,125 65,625 37,500 —	— — — 34,904 227,596 196,875 84,375 152,862 9,638	8.12 5.73 5.73 5.73 5.73 5.27 5.27 10.42 10.42	12/10/2013 3/21/2015 3/21/2015 3/21/2015 3/21/2015 9/15/2015 9/15/2015 11/17/2016 11/17/2016	100,000	1,400,000
Bradley T. Miller	9,638 2,862	28,914 58,586	10.42 10.42	11/17/2016 11/17/2016	34,000	476,000

Manolis E. Kotzabasakis	246 935 12,819 7,500 2,873 2,981 4,519 9,998 2 7,674 545 4,326 2 25,000 33,739 6,155 11,931 55,400 28,761 79,537 32,963 568 30,777 18,750 — — 25,000 4,500 —	— — — — — — — — — — — — — — — 6,156 11,932 — — — — 569 — 7,500 11,250 19,964 25,036 12,960 6,540	14.13 14.13 14.13 15.44 8.50 30.75 30.75 14.05 14.05 2.98 2.98 2.98 2.98 2.50 2.75 2.85 2.85 2.85 2.75 2.85 2.85 2.85 2.75 6.57 6.57 5.27 5.27 10.42 10.42	12/21/2007 12/21/2007 12/21/2007 2/09/2009 9/01/2009 10/18/2010 10/18/2010 4/10/2011 4/10/2011 8/18/2012 8/19/2012 8/18/2012 8/19/2012 12/22/2012 8/17/2013 8/17/2013 8/17/2013 8/17/2013 8/17/2013 8/17/2013 8/17/2013 8/17/2013 8/17/2013 10/14/2014 10/14/2014 9/15/2015 9/15/2015 11/17/2016 11/17/2016	12,000	168,000
C. Steven Pringle	6,250 16,250 7,817 6,183 16,000 21,206 719 38,794 7,500 11,931 2,813 32,646 14,065 568 29,854 55,000 — — 35,000 3,750 —	— — — — — — — — — 11,932 2813 — — 569 — 10,000 15,000 15,275 29,725 10,460 5,790	14.13 8.50 14.05 14.05 13.14 2.98 2.98 2.98 2.50 2.85 2.85 2.85 2.85 2.85 2.85 6.57 6.57 5.27 5.27 10.42 10.42	12/21/2007 9/1/2009 4/10/2011 4/10/2011 10/29/2011 8/18/2012 8/19/2012 8/18/2012 12/15/2012 8/17/2013 8/17/2013 8/17/2013 8/17/2013 8/17/2013 8/17/2013 10/14/2014 10/14/2014 9/15/2015 9/15/2015 11/17/2016 11/17/2016	10,000	140,000

Blair F. Wheeler	27,458 13,798 31,250 — — 4,500	17,452 13,792 35,508 20,742 4,641 14,859	5.73 5.73 5.27 5.27 10.42 10.42	3/21/2015 3/21/2015 9/15/2015 9/15/2015 11/17/2016 11/17/2016	12,000	168,000

(1)
Each option has an exercise price equal to the fair market value of our common stock at the time of grant.

(2)
Each option that had not fully vested as of June 30, 2007 becomes exercisable, subject to the optionee's continued employment with us, over a four-year period in equal quarterly installments, with the exception of (a) the option grant to Mr. Fusco on March 21, 2005 representing 1,100,000 shares of which 500,000 vest immediately and 600,000 vest over a four-year period in equal quarterly installments, and (b) the option grant to Mr. Wheeler on March 21, 2005 representing 125,000 shares of which 15,625 vest at the end of the following two fiscal quarters and 7,812 vest in quarterly installments thereafter.

(3)
The expiration date of each option occurs ten years after the grant of such option.

(4)
Each restricted stock unit becomes exercisable subject to the holder's continued employment with us as to 25% on achievement of specified performance goals and the balance in 12 equal quarterly installments thereafter.

(5)
The closing price of our common stock on The NASDAQ Global Market on the last trading day of fiscal 2007, June 29, 2007, was $14.00.

Director Compensation

        The following table provides information regarding the compensation paid to our non-employee members of the board of directors in fiscal 2007. As an employee, Mr. Fusco receives no compensation for his services as director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Donald P. Casey	153,010	85,229	238,239
Gary E. Haroian	150,500	64,721	215,221
Stephen M. Jennings	94,000	41,700	135,700
Joan C. McArdle	123,500	41,700	165,200
David M. McKenna	33,125	33,258	66,383
Michael Pehl	57,500	46,209	103,709
Christopher Pike(2)	9,625	—	9,625

    (1)
    Represents the compensation expense we recognized in fiscal 2007 related to the applicable share-based award pursuant to SFAS 123(R). Assumptions used in the calculations for these amounts are included in our Form 10-K for fiscal 2007. The following are the aggregate number of option awards outstanding held by each of our non-employee directors as of June 30, 2007: Mr. Casey, 48,000; Mr. Haroian, 48,000;

      Mr. Jennings, 100,298; Ms. McArdle, 117,298; Mr. McKenna, 24,000; Mr. Pehl, 60,000; and Mr. Pike, 2,000.

    (2)
    Mr. Pike served on the board from January 2006 to September 2006.

        In fiscal 2007, we paid our non-employee directors an annual fee of $25,000 for their services as directors. In addition, we paid annual retainers of $15,000 to the chairman and to the chair of the audit committee, and annual retainers of $7,500 to the chairs of the compensation committee and the nominating and corporate governance committee. All annual retainers are payable in quarterly installments.

        In fiscal 2007, we also paid each director $2,500 for participation in our quarterly board meetings and $2,000 for participation in all other board of directors or committee meetings of at least one hour duration.

        In fiscal 2008, we have increased the retainer for the chairman, the audit committee chair and the compensation committee chair to $75,000, $30,000 and $15,000, respectively, and provided a retainer for other audit and compensation committee members of $20,000 and $7,500, respectively.

        Historically, we granted to each non-employee director, upon his or her initial election to the board, an option to purchase 24,000 shares of our common stock at the fair market value of our common stock on the date of grant, provided such non-employee director was not, within the twelve months preceding his or her election as a director, an officer or employee of our company or any of our subsidiaries. Any such option vests quarterly over a three-year period, beginning on the last day of the calendar quarter following the grant date. Beginning with the first annual meeting following a non-employee director's election to the board and on a quarterly basis thereafter, we also granted each non-employee director an option to purchase 3,000 shares of our common stock. Each option was fully exercisable at the time of grant and had an exercise price equal to the fair market value of our common stock at the time of grant. Options granted to non-employee directors have terms of ten years. Unless otherwise agreed between the optionee and us, all options granted to non-employee directors may be exercised for up to 24 months from the date of the director's resignation from the board.

        In fiscal year 2007, we granted options to our non-employee directors described in the previous paragraph for the initial election of directors and for the first two quarterly grants to directors who had served for more than one year. We did not, however, make the third and fourth quarterly option grants to continuing directors in fiscal 2007 and, through the date of this proxy, we have not made any option grants to our non-employee directors for fiscal 2008.

        In January 2008, our board of directors determined to grant each non-employee director options to purchase 21,000 shares of our common stock on the second trading day immediately following our becoming current in our SEC filings. Of those shares, 15,000 would vest immediately on the date of grant and the balance would vest in two equal quarterly installments on the last business day of the two quarters following the date of grant. The options would have an exercise price equal to the closing price of our common stock on the business day immediately preceding the date of grant and would have a term of ten years.

INFORMATION ABOUT STOCK OWNERSHIP

Stock Owned by Directors, Executive Officers and Greater-than-5% Stockholders

        The following table sets forth certain information with respect to:

  •
  each person or group that we know to be the beneficial owner of more than 5% of the outstanding shares of any class of our voting securities, based upon information provided to the SEC as noted below;

        and the beneficial ownership of our common stock as of May 14, 2008 with respect to:

  •
  each of the named executive officers;

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        A total of 90,347,646 shares of common stock were outstanding as of May 14, 2008.

        We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Shares under "Common Stock—Right to Acquire" include shares subject to options or warrants that were vested as of May 14, 2008 or will vest within 60 days of May 14, 2008 (July 13, 2008). Percentage ownership calculations for beneficial ownership are based on 90,347,646 shares issued and outstanding as of May 14, 2008. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 14, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

        The address of all of our executive officers and directors is in care of Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803.

	Common Stock
Name of Stockholder	Outstanding	Right to Acquire	Total	Percent
5% Stockholders
Advent International Corporation 75 State Street, 29th Floor Boston, MA 02109	29,512,336	—	29,512,336	32.7%
Waddell & Reed Financial, Inc. 6300 Lamar Avenue Overland Park, KS 66202	8,835,550	—	8,835,550	9.8
Third Point LLC 390 Park Avenue New York, NY 10022	8,000,000	—	8,000,000	8.9
Named Executive Officers and Directors
Mark E. Fusco	39,004	1,442,750	1,481,754	1.6
Antonio J. Pietri	4,283	453,158	457,441	*
Manolis Kotzabasakis	5,243	360,410	365,653	*
Blair F. Wheeler	3,488	139,250	142,738	*
Joan C. McArdle	—	109,298	109,298	*
Stephen M. Jennings	—	100,298	100,298	*
Michael Pehl	—	60,000	60,000	*
Bradley T. Miller	10,019	43,750	53,769	*
Donald P. Casey	—	48,000	48,000	*
Gary E. Haroian	—	48,000	48,000	*
David M. McKenna	—	12,000	12,000	*
Directors and executive officers, as a group (12 persons)	62,037	2,684,186	2,878,951	3.2

*
Less than one percent.

        Advent International Corporation is an investment advisory firm. Advent International Corporation is the General Partner of Advent Partners II Limited Partnership, Advent Partners DMC III Limited Partnership, Advent Partners GPE-IV Limited Partnership, Advent Partners GPE-III Limited Partnership, Advent Partners (NA) GPE-III Limited Partnership and Advent International Limited Partnership, which is in turn the general partner of Global Private Equity III Limited Partnership, Global Private Equity IV Limited Partnership, Advent PGGM Global Limited Partnership, Digital Media & Communications III Limited Partnership, Digital Media & Communications III-A Limited Partnership, Digital Media & Communications III-B Limited Partnership, Digital Media & Communications III-C Limited Partnership, Digital Media & Communications III-D C.V., Digital Media & Communications III-E C.V., and Advent Energy II Limited Partnership. We refer to these entities as the Advent funds. The number of shares reflected as beneficially owned by the Advent Funds is based upon information provided in a Schedule 13D filed by the Advent Funds with the SEC on February 14, 2008.

        The shares reflected as beneficially owned by Waddell & Reed Financial, Inc. are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company, an investment advisory subsidiary of Waddell & Reed Financial, Inc. or Waddell & Reed Investment Management Company, an investment advisory subsidiary of Waddell & Reed, Inc., based upon information provided in a Schedule 13G/A filed by WDR with the SEC on February 1, 2008. Waddell & Reed, Inc. is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company. In turn, Waddell & Reed Financial Services, Inc. is a subsidiary of Waddell & Reed Financial, Inc., a publicly traded company. The investment advisory contracts grant Ivy Investment Management Company and Waddell & Reed Investment Management Company all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant Ivy Investment Management Company and Waddell & Reed Investment Management Company investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner.

        The number of shares reflected as beneficially owned by Third Point LLC is based upon information provided in a Schedule 13G filed by Third Point with the SEC on March 12, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file changes in ownership on Form 4 or 5 with the SEC. These executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these forms, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent stockholders with respect to reportable transactions during fiscal 2007 were filed on a timely basis.

Aspen Technology, Inc.

Proxy Solicited on behalf of the Board of Directors for
Annual Meeting of Stockholders to be held August 21, 2008

The undersigned hereby authorizes and appoints Mark E. Fusco, Frederic G. Hammond and Bradley T. Miller, and each of them, as proxies with full power of substitution, to vote all shares of common stock, par value $0.10 per share, of Aspen Technology, Inc., held of record as of the close of business on June 24, 2008, by the undersigned at the Annual Meeting of Stockholders of Aspen Technology, Inc. (the “Company”) to be held on Thursday, August 21, 2008, at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, and at any adjournments thereof, on all matters that may properly come before said meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, FOR ELECTION OF THE SPECIFIED NOMINEES IN PROPOSAL ONE, FOR PROPOSAL TWO, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENTS THEREOF.

Address Changes / Comments:

(If you noted any Address Changes / Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	(To be signed on reverse side)	SEE REVERSE SIDE

ASPEN TECHNOLOGY, INC
200 WHEELER ROAD
BURLINGTON, MA 01803

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

electronic delivery of future stockholder communications

If you would like to reduce the costs incurred by Aspen Technology Inc. in mailing proxy statements, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive and access stockholder communications electronically in future years.

VOTE BY PHONE - 1 800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or annual meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Aspen Technology, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ASPENTECH KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASPEN TECHNOLOGY, INC.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
PROPOSAL 1: ELECT THREE CLASS II DIRECTORS				number(s) of the nominee(s) on the line below.

1. Nominee Donald P. Casey	☐	☐	☐

2. Nominee Stephen M. Jennings	☐	☐	☐

3. Nominee Michael Pehl	☐	☐	☐

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

	For	Against	Abstain

1. To ratify the selection of independent registered public accounting firm.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. CASEY, JENNINGS AND PEHL AS CLASS II DIRECTORS, and FOR PROPOSAL TWO.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES POSTAGE IF NOT MAILED IN THE UNITED STATES.

NOTE: This Proxy Card must be signed exactly as the name of the stockholder(s) appear(s) on the label above. Executors, administrators, trustees, etc. should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer.

For comments please check this box and write on the back where indicated	☐

Please indicate if you plan to attend this annual meeting	☐	☐
	Yes	No

HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications	☐	☐
in a single package per household.	Yes	No

Signature [PLEASE SIGN WITHIN BOX]   Date      Signature (Joint Owners) Date         Date